Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports Q3 2025 revenue of $711 million, up 31% year over year
•Software & Services revenue grows 41% to $305 million
•Annual recurring revenue grows 41% to $1.3 billion
•Net loss was $2 million, with non-GAAP net income of $98 million and Adjusted EBITDA of $177 million
•Raises full year revenue outlook to approximately $2.74 billion, 31% annual growth, up from $2.65 billion to $2.73 billion previously.
Fellow shareholders,

Axon delivered another record quarter, with revenue growing 31% year over year to $711 million — our seventh consecutive quarter of growth above 30% — and GAAP net loss margin of 0.3% supporting Adjusted EBITDA margin of 24.9%.

Software & Services revenue increased 41% year over year to $305 million, driven by adoption of premium software features and an expanding user base. Annual Recurring Revenue (ARR) increased 41%, to $1.3 billion, while net revenue retention remained strong at 124%. Connected Devices revenue rose 24% year over year to $405 million, reflecting strength across categories — including TASER revenue of $238 million, up 17% year over year; Personal Sensors revenue of $107 million, up 20%; and Platform Solutions revenue of $61 million, up 71%.

Beyond our results, we continued to invest in our ecosystem to support our future growth. This includes our investment in R&D to build and launch new products, such as our Vehicle Intelligence platform, including Axon Outpost and Lightpost, and Axon Body Workforce (ABW) Mini. We also completed the acquisition of Prepared and signed a definitive agreement to acquire Carbyne. These technology leaders bring advanced emergency response and AI capabilities to modernize 911 call handling and dispatch workflows. As part of Axon, they will further empower users of our connected devices and real-time operations software to deliver faster, safer and more efficient outcomes.

Our results, continued robust demand and expanding product roadmap support another increase to our outlook for the remainder of the year. We now expect fourth quarter revenue in the range of $750 million to $755 million, representing approximately 31% year-over-year growth, and fourth quarter Adjusted EBITDA in the range of $178 million to $182 million, representing approximately 24% Adjusted EBITDA margin. This guidance implies full-year 2025 revenue of approximately $2.74 billion, representing approximately 31% annual growth and a full-year Adjusted EBITDA margin of approximately 25%.

The sections below provide additional detail on our vision for Axon 911, the launch of our latest enterprise vertical product, quarterly financial performance and updated outlook.

Select Highlights

Axon 911
Axon 911 marks the next evolution of our connected public safety ecosystem — linking the first moment of crisis to every action that follows. With Prepared and Carbyne combined, we set out to deliver 911 call-handling and AI-enabled communications solutions natively integrated into Axon’s network. These solutions eliminate friction from legacy systems, cutting high-priority response times from seven to ten minutes to as little as 120 seconds — through seamless connections between callers, responders, connected devices and command staff.

Prepared and Carbyne are complementary platforms that modernize 911 call taking and response and pave the way for Axon 911. Prepared powers AI features that layer on top of existing call-taking and computer-aided dispatch (CAD) systems, instantly improving efficiency and enabling faster emergency response with workflows directly connected to Axon’s real-time operations and evidence-management solutions. Carbyne offers an expansive, full-stack, cloud-native call-taking platform featuring embedded AI for agencies choosing to replace legacy 911 infrastructure. Both solutions provide an open and interoperable product suite without requiring major CAD or other system overhauls — allowing agencies to maximize value through reciprocal data sharing, application programming interfaces (APIs) and flexible deployment options.

This evolution unlocks new workflows and features that accelerate our roadmap to reduce response times, enhance situational awareness and strengthen the value of our ecosystem. Capabilities include intelligent assistants for non-emergency calls, precise location data, real-time transcription and translation, automated summary reporting, keyword-based alerts, and direct connectivity to real-time crime centers, drones-as-first-responder deployments and Axon Assistant. We envision a future where a 911 call activates an integrated response system that delivers new levels of efficiency and capability — connecting callers, call takers, dispatchers, command staff and responders in real time.

Together, these acquisitions extend our ecosystem — which already includes real-time operations, vehicle intelligence, air and robotics — adding $5 billion to a market opportunity now exceeding $74 billion across these product categories, a critical part of Axon’s $159 billion total addressable market.

“It’s a once-in-a-generation game changer. There is no question that we have taken the first step toward 911 in the future. This is that much of an improvement in handling 911. I think we are going to look back and say this is an important point in 911 history.” — Karl Fasold, Executive Director, Orleans Parish Communications District about Carbyne

Axon Body Workforce Mini
In September, we introduced Axon Body Workforce (ABW) Mini, our second dedicated enterprise product, which we expect to begin early deployments in the U.S. and Canada in the first half of 2026, with general availability by mid-year. ABW Mini was built in close collaboration with strategic enterprise customers, and incorporates feedback from their trials. The result is a compact, durable camera purpose-built for commercial environments — bringing Axon’s trusted technology to industries such as retail, healthcare, and logistics, where accountability and safety are essential.

ABW Mini brings Axon’s connected intelligence features to enterprise customers, including two-way voice, live streaming, automated alerts, Axon MetaCoach and Axon Assistant. It connects directly to our enterprise platform, Axon OS, which unifies sensors, communications, and digital evidence, enabling seamless collaboration with law enforcement while delivering features tailored to enterprise needs — helping keep both workers and communities safer.

"We are excited that our employees' feedback turned into very real progress and very real innovation [...] and that we are able to put the right device on them based on what they said and shared through their journey so far." — Retail trial customer on deploying body-worn cameras with Axon

Q3 2025 Summary Results
Quarterly revenue of $711 million grew 31% year over year, exceeding our expectations, driven by premium software adoption and robust demand for TASER 10, Axon Body 4 and counter-drone equipment.
Total company gross margin of 60.1% decreased 70 basis points year over year. Excluding non-GAAP adjustments, adjusted gross margin of 62.7% decreased 50 basis points year over year, primarily due to global tariffs and increased Platform Solutions product mix in Connected Devices, partially offset by increased Software & Services.
Operating loss of $2 million was primarily driven by increased headcount to support business growth and stock-based compensation expense.
•COGS of $283 million, 39.9% of revenue, included $13 million in stock-based compensation expense.
•SG&A expense of $253 million, 35.6% of revenue, included $75 million in stock-based compensation expense.
•R&D expense of $177 million, 24.9% of revenue, included $58 million in stock-based compensation expense.
Net loss of $2 million (0.3% net loss margin), or $(0.03) per diluted share, compared to non-GAAP net income of $98 million (13.7% non-GAAP net income margin), or $1.17 per diluted share.
Adjusted EBITDA of $177 million (24.9% Adjusted EBITDA margin) increased 22% year over year, primarily due to higher revenue, partially offset by continued investment in R&D.
Operating cash flow of $60 million, decreased from $91 million in the prior year, primarily driven by working capital and inventory. Operating cash flow supported free cash flow of $33 million and adjusted free cash flow of $37 million.

As of September 30, 2025, Axon had $2.4 billion in cash, cash equivalents and short-term investments, and outstanding convertible and senior notes in principal amount of $2.0 billion, for a net cash position of $356 million, up $290 million sequentially.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.
Financial commentary by segment
Software & Services

	THREE MONTHS ENDED			CHANGE
	30 SEP 2025	30 JUN 2025	30 SEP 2024	QoQ	YoY
	(in thousands)
Revenue	$305,242	$292,178	$216,374	4.5%	41.1%
Gross margin	73.8%	75.6%	73.5%	(180) bp	30 bp
Adjusted gross margin	76.8%	78.9%	76.3%	(210) bp	50 bp
•Software & Services revenue growth of 41% year over year was primarily driven by new users and existing customer adoption of premium software offerings.
•Software & Services gross margin of 73.8% increased from 73.5% year over year. Excluding the impact of non-GAAP adjustments, Software & Services adjusted gross margin of 76.8% increased from 76.3% year over year, primarily driven by higher software mix. The sequential decline in Software & Services adjusted gross margin was primarily driven by professional services. Software-only gross margin continued to exceed 80%.

Connected Devices

	THREE MONTHS ENDED			CHANGE
	30 SEP 2025	30 JUN 2025	30 SEP 2024	QoQ		YoY
	(in thousands)
Revenue	$405,399	$376,360	$327,900	7.7%		23.6%
Gross margin	49.9%	48.6%	52.4%	130	bp	(250)	bp
Adjusted gross margin	52.1%	51.1%	54.5%	100	bp	(240)	bp
•Connected Devices revenue growth of 24% year over year was primarily driven by strong demand for TASER 10, Axon Body 4, counter-drone, virtual reality training and fleet.
•Connected Devices gross margin of 49.9% decreased from 52.4% year over year. Excluding the impact of non-GAAP adjustments, Connected Devices adjusted gross margin of 52.1% decreased from 54.5% year over year, primarily driven by product mix and global tariffs.
Forward-Looking Operating Metrics

	30 SEP 2025	30 JUN 2025	31 MAR 2025	31 DEC 2024	30 SEP 2024

Annual recurring revenue ($ millions) (1)	$1,252	$1,183	$1,104	$1,001	$885
Net revenue retention (1)	124%	124%	123%	123%	123%
Future contracted bookings ($ billions) (1)	$11.4	$10.7	$9.9	$10.1	$8.2
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 41% year over year to $1.3 billion. Growth in annual recurring revenue is primarily driven by adoption of premium offerings and new users of our cloud products.
•Net revenue retention was 124% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans, which include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
•Future contracted bookings grew 39% year over year to $11.4 billion. This operational metric tracks our total unfulfilled contracted bookings for products and services, including remaining performance obligations, in addition to contracts with certain termination or other clauses as a result of which they are not otherwise included in remaining performance obligations. We expect to fulfill between 20% to 25% of this balance over the next 12 months and generally expect the remainder to be fulfilled over the following ten years.
2025 Outlook
The following forward-looking statements reflect Axon’s expectations as of November 4, 2025 and are subject to risks and uncertainties. Please refer to “Forward-looking Statements” below for more information.
Q4 2025

•We expect Q4 revenue of $750 million to $755 million, representing approximately 31% growth at the midpoint.

•We expect Q4 Adjusted EBITDA of $178 million to $182 million, or approximately 24% Adjusted EBITDA margin at the midpoint.
•We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide forward-looking reconciliations of these measures.

Full Year 2025
•Expected Q4 revenue implies full-year 2025 revenue of approximately $2.74 billion, representing approximately 31% annual growth. This is an increase from our prior revenue guidance range of $2.65 billion to $2.73 billion.
•Expected Q4 Adjusted EBITDA implies full-year 2025 Adjusted EBITDA margin of approximately 25%, in line with prior margin guidance.
•We expect stock-based compensation expenses to be approximately $580 million to $630 million, in line with prior guidance.
•Full-year stock-based compensation expense includes approximately $330 million, related to the broad-based 2024 eXponential Stock Plan and the 2024 CEO Performance Award, primarily in SG&A and R&D. These performance-based incentive programs are achieved through stock price, operational and time-based requirements and are divided into seven substantially equal tranches.
•We expect 2025 CapEx to be in the range of $170 million to $180 million. Our 2025 CapEx plans include long-term R&D investment projects, continued capacity expansion, global facility build-outs and new product development costs. Expected capital expenditures do not include costs related to investments in a new headquarters, as we now await local zoning and planning decisions.

Quarterly conference call and webcast
We will host our Q3 2025 earnings conference call webinar on Tuesday, November 4 at 2 p.m. PT / 5 p.m. ET

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/s/95509863228.
Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments—meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Future contracted bookings: This operational metric tracks our total unfulfilled contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses that exclude them from remaining performance obligations. Total future contracted bookings for products and services represent total orders that the Company has received and not yet performed. Beginning this quarter, we have updated future contracted bookings to include cumulative gross bookings, including amounts associated with third-party agent arrangements and consideration expected to be paid on behalf of our customers, which may not become recognized as revenue. We have not recast historical periods, as the impact of this change accounts for less than 1% of the balance this quarter and was determined to be immaterial. We define future contracted bookings as cumulative bookings, net of cancellations, less product and service fulfillment to date. This operational metric is subject to change based on future events, including terminations for convenience, the execution of optional periods or other contract modifications or cancellations. To the extent future contracted bookings is fulfilled, it is fulfilled over a period of multiple years. Further, this operational metric may be unique to the Company, as it may be different from similarly titled operational metrics used by other companies. As such, the presentation of this operational metric may not enhance the comparability of the Company’s results to the results of other companies.
Supplementary Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.

•EBITDA (most comparable GAAP measure: net income) – Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•Adjusted EBITDA (most comparable GAAP measure: net income) – Earnings before interest expense; investment interest income; income taxes; depreciation; amortization; noncash stock-based compensation expense; fair value adjustments related to strategic investments, marketable securities, and mark-to-market on our non-qualified deferred compensation liabilities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; inventory step-up amortization related to acquisitions; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; losses incurred as a result of the disposal, abandonment, and impairment of property, equipment and intangible assets; payroll taxes related to 2024 Employee XSP vesting and 2018 CEO Performance Award option exercises; and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance.

•Adjusted EBITDA margin (most comparable GAAP measure: net income margin) – Adjusted EBITDA as a percentage of net sales.

•Adjusted gross margin (most comparable GAAP measure: gross margin) – Gross margin before noncash stock-based compensation expense, amortization of acquired intangible assets, inventory step-up amortization related to acquisitions, and payroll taxes related to 2024 Employee XSP vesting.

•Non-GAAP net income (most comparable GAAP measure: net income) – Net income excluding the costs of noncash stock-based compensation expense; fair value adjustments related to strategic investments and marketable securities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; inventory step-up amortization related to acquisitions; costs (or subsequent recoveries of prior costs) related to certain legal or regulatory matters we consider outside of our core operating activities; payroll taxes related to 2024 Employee XSP vesting and 2018 CEO Performance Award option exercises; and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•Non-GAAP diluted earnings per share (most comparable GAAP measure: earnings per share) – Measure of Company's non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.

•Free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

•Adjusted free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon
Axon (Nasdaq: AXON) is the global leader in public safety technology, relentlessly innovating to protect more lives in more places. Founder-led since 1993, Axon began with a mission to reimagine conflict in law enforcement and has grown into a global company serving everyone who takes on the responsibility of public safety, enterprise security, and national security — from first responders and governments to companies, frontline workers, and communities. Our trusted network connects TASER energy devices, cameras and sensors including body-worn, fixed and in-car cameras, drones and robotics, digital evidence and records management, real-time operations, immersive training, productivity tools, and AI-driven capabilities and insights. Designed to work seamlessly together, these solutions create a connected picture of safety that helps protect people and places with greater speed, clarity, and accountability.
Non-Axon trademarks are property of their respective owners.
Axon, Axon Assistant, Axon Body, Axon Body Workforce, Axon Lightpost, Axon Outpost, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.
Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for Q4 2025 and full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security or an extended outage, including by our third-party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; our ability to remediate the material weakness in our internal controls; and counterparty risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them under the heading “Risk Factors” in our Annual and Quarterly Reports, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s website at www.sec.gov.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
Net sales from products	$405,399	$376,360	$327,900	$1,122,655	$891,087
Net sales from services	305,242	292,178	216,374	860,157	616,294
Net sales	710,641	668,538	544,274	1,982,812	1,507,381
Cost of product sales	203,173	193,507	156,167	566,861	450,954
Cost of service sales	80,120	71,288	57,360	219,121	160,896
Cost of sales	283,293	264,795	213,527	785,982	611,850
Gross margin	427,348	403,743	330,747	1,196,830	895,531
Operating expenses:
Selling, general and administrative	252,803	242,212	192,189	718,524	514,228
Research and development	176,674	162,567	114,477	490,264	307,008
Total operating expenses	429,477	404,779	306,666	1,208,788	821,236
Income (loss) from operations	(2,129)	(1,036)	24,081	(11,958)	74,295
Interest income	23,941	23,253	12,624	57,798	36,407
Interest expense	(28,912)	(28,686)	(1,646)	(65,419)	(5,273)
Other income (loss), net	22,803	(32,414)	44,510	104,790	191,510
Income (loss) before provision for income taxes	15,703	(38,883)	79,569	85,211	296,939
Provision for (benefit from) income taxes	17,889	(75,000)	12,544	(36,700)	55,089
Net income (loss)	$(2,186)	$36,117	$67,025	$121,911	$241,850
Net income (loss) per common and common equivalent shares:
Basic	$(0.03)	$0.46	$0.89	$1.57	$3.20
Diluted	$(0.03)	$0.44	$0.86	$1.48	$3.12
Weighted average number of common and common equivalent shares outstanding:
Basic	78,416	77,999	75,697	77,774	75,543
Diluted	78,416	82,062	78,080	82,218	77,614

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)
(unaudited)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 SEP 2025			30 JUN 2025			30 SEP 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$237,950	$—	$237,950	$216,234	$—	$216,234	$203,612	$—	$203,612
Personal Sensors (2)	106,677	—	106,677	92,819	—	92,819	88,660	—	88,660
Platform Solutions (3)	60,772	—	60,772	67,307	—	67,307	35,628	—	35,628
Software and Services	—	305,242	305,242	—	292,178	292,178	—	216,374	216,374
Total	$405,399	$305,242	$710,641	$376,360	$292,178	$668,538	$327,900	$216,374	$544,274
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes interview room, fleet in-car video, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

	NINE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025			30 SEP 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$649,679	$—	$649,679	$549,759	$—	$549,759
Personal Sensors (2)	287,901	—	287,901	231,773	—	231,773
Platform Solutions (3)	185,075	—	185,075	109,555	—	109,555
Software and Services	—	860,157	860,157	—	616,294	616,294
Total	$1,122,655	$860,157	$1,982,812	$891,087	$616,294	$1,507,381
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes interview room, fleet in-car video, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

SALES BY GEOGRAPHY
(in thousands)
(unaudited)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	30 SEP 2025		30 JUN 2025		30 SEP 2024
United States	$593,939	84%	$537,373	80%	$482,596	89%
Other countries	116,702	16	131,165	20	61,678	11
Total	$710,641	100%	$668,538	100%	$544,274	100%

	NINE MONTHS ENDED		NINE MONTHS ENDED
	30 SEP 2025		30 SEP 2024
United States	$1,660,695	84%	$1,298,775	86%
Other countries	322,117	16	208,606	14
Total	$1,982,812	100%	$1,507,381	100%

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
EBITDA and Adjusted EBITDA:
Net income (loss)	$(2,186)	$36,117	$67,025	$121,911	$241,850
Depreciation and amortization	21,310	19,324	14,762	59,829	39,326
Interest expense	28,912	28,686	1,646	65,419	5,273
Investment interest income	(23,941)	(23,253)	(12,624)	(57,798)	(36,407)
Provision for (benefit from) income taxes	17,889	(75,000)	12,544	(36,700)	55,089
EBITDA	$41,984	$(14,126)	$83,353	$152,661	$305,131

Non-GAAP adjustments:
Stock-based compensation expense	$146,152	$139,244	$101,780	$425,635	$251,716
Unrealized and realized losses (gains) on investments and marketable securities, net	(21,820)	33,728	(44,459)	(132,013)	(149,845)
Realized gains on previously held minority interests acquired in business combinations, net	—	—	—	—	(42,313)
Debt inducement expense	—	—	—	28,666	—
Transaction costs related to strategic investments and acquisitions	4,774	2,230	2,652	9,731	13,145
Litigation and regulatory costs	5,490	774	—	8,313	224
Inventory step-up amortization	—	—	—	607	—
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	430	—	—	430	—
Payroll taxes related to 2024 Employee XSP vesting and 2018 CEO Performance Award option exercises	—	9,782	1,727	9,782	1,727
Adjusted EBITDA	$177,010	$171,632	$145,053	$503,812	$379,785
Net income (loss) as a percentage of net sales	(0.3)%	5.4%	12.3%	6.1%	16.0%
Adjusted EBITDA as a percentage of net sales	24.9%	25.7%	26.7%	25.4%	25.2%

Stock-based compensation expense:
Cost of product and service sales	$12,703	$12,561	$10,123	$38,151	$48,235
Selling, general and administrative expenses	75,072	72,187	55,248	218,606	117,036
Research and development expenses	58,377	54,496	36,409	168,878	86,445
Total stock-based compensation expense	$146,152	$139,244	$101,780	$425,635	$251,716

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
Non-GAAP net income:
GAAP net income (loss)	$(2,186)	$36,117	$67,025	$121,911	$241,850
Non-GAAP adjustments:
Stock-based compensation expense	146,152	139,244	101,780	425,635	251,716
Unrealized and realized (gain) loss on strategic investments and marketable securities, net	(22,893)	32,167	(44,459)	(134,647)	(149,845)
Realized gains on previously held minority interests acquired in business combinations, net	—	—	—	—	(42,313)
Debt inducement expense	—	—	—	28,666	—
Transaction costs related to strategic investments and acquisitions	4,774	2,230	2,652	9,731	13,145
Litigation and regulatory costs	5,490	774	—	8,313	224
Inventory step-up amortization	—	—	—	607	—
Payroll taxes related to 2024 Employee XSP vesting and 2018 CEO Performance Award option exercises	—	9,782	1,727	9,782	1,727
Income tax effects	(33,771)	(46,579)	(15,273)	(83,762)	(18,513)
Non-GAAP net income	$97,566	$173,735	$113,452	$386,236	$297,991
Non-GAAP net income as a percentage of net sales	13.7%	26.0%	20.8%	19.5%	19.8%

Diluted income per common share
GAAP	$(0.03)	$0.44	$0.86	$1.48	$3.12
Non-GAAP	$1.17	$2.12	$1.45	$4.70	$3.84

Weighted average number of diluted common and common equivalent shares outstanding	83,045	82,062	78,080	82,218	77,614

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
Net sales	$710,641	$668,538	$544,274	$1,982,812	$1,507,381
Cost of sales	283,293	264,795	213,527	785,982	611,850
Gross margin	427,348	403,743	330,747	1,196,830	895,531
Stock-based compensation expense	12,703	12,561	10,123	38,151	48,235
Amortization of acquired intangible assets	5,399	5,186	3,020	15,548	8,298
Inventory step-up amortization	—	—	—	607	—
Payroll taxes related to 2024 Employee XSP vesting	—	1,488	—	1,488	—
Adjusted gross margin	$445,450	$422,978	$343,890	$1,252,624	$952,064
Gross margin	60.1%	60.4%	60.8%	60.4%	59.4%
Adjusted gross margin	62.7%	63.3%	63.2%	63.2%	63.2%
Connected Devices

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
Net sales	$405,399	$376,360	$327,900	$1,122,655	$891,087
Cost of sales	203,173	193,507	156,167	566,861	450,954
Gross margin	202,226	182,853	171,733	555,794	440,133
Stock-based compensation expense	7,584	7,583	6,722	22,643	40,432
Amortization of acquired intangible assets	1,318	1,333	382	3,988	1,058
Inventory step-up amortization	—	—	—	607	—
Payroll taxes related to 2024 Employee XSP vesting	—	634	—	634	—
Adjusted gross margin	$211,128	$192,403	$178,837	$583,666	$481,623
Gross margin	49.9%	48.6%	52.4%	49.5%	49.4%
Adjusted gross margin	52.1%	51.1%	54.5%	52.0%	54.0%

Software and Services

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
Net sales	$305,242	$292,178	$216,374	$860,157	$616,294
Cost of sales	80,120	71,288	57,360	219,121	160,896
Gross margin	225,122	220,890	159,014	641,036	455,398
Stock-based compensation expense	5,119	4,978	3,401	15,508	7,803
Amortization of acquired intangible assets	4,081	3,853	2,638	11,560	7,240
Payroll taxes related to 2024 Employee XSP vesting	—	854	—	854	—
Adjusted gross margin	$234,322	$230,575	$165,053	$668,958	$470,441
Gross margin	73.8%	75.6%	73.5%	74.5%	73.9%
Adjusted gross margin	76.8%	78.9%	76.3%	77.8%	76.3%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	30 SEP 2025	31 DEC 2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,423,871	$454,844
Short-term investments	952,786	333,235
Marketable securities	68,179	198,270
Accounts and notes receivable, net of allowance	700,742	547,572
Contract assets, net	537,198	367,929
Inventory	317,513	265,316
Prepaid expenses and other current assets	216,447	130,315
Total current assets	4,216,736	2,297,481

Property and equipment, net	283,208	247,324
Deferred tax assets, net	344,803	304,282
Intangible assets, net	159,048	175,157
Goodwill	773,386	756,838
Long-term notes receivable, net	2,893	3,460
Long-term contract assets, net	163,956	119,876
Strategic investments	386,947	332,550
Other long-term assets	326,388	237,620
Total assets	$6,657,365	$4,474,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$114,995	$71,955
Accrued liabilities	293,344	279,193
Current portion of deferred revenue	639,087	612,955
Current portion of notes payable, net	279,560	680,289
Customer deposits	15,045	20,626
Other current liabilities	7,699	12,857
Total current liabilities	1,349,730	1,677,875

Deferred revenue, net of current portion	364,519	360,685
Liability for unrecognized tax benefits	22,354	25,007
Long-term deferred compensation	22,675	15,877
Long-term lease liabilities	90,209	41,383
Long-term notes payable, net	1,729,366	—
Other long-term liabilities	50,762	26,096
Total liabilities	3,629,615	2,146,923

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	2,262,306	1,689,781
Treasury stock	(155,952)	(155,947)
Retained earnings	933,925	812,014
Accumulated other comprehensive loss	(12,530)	(18,184)
Total stockholders’ equity	3,027,750	2,327,665
Total liabilities and stockholders’ equity	$6,657,365	$4,474,588

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$(2,186)	$36,117	$67,025	$121,911	$241,850
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation	146,152	139,244	101,780	425,635	251,716
(Gain) loss on strategic investments and marketable securities, net	(22,893)	32,167	(44,459)	(134,647)	(192,158)
Debt inducement expense	(82)	—	—	28,584	—
Depreciation and amortization	19,606	17,157	13,003	56,216	30,745
Provision for bad debts and inventory	2,574	2,454	2,740	8,828	13,824
Deferred income taxes	16,369	(21,297)	(19,306)	(53,696)	(27,061)
Other noncash items	(3,348)	9,763	6,819	15,930	13,183
Change in assets and liabilities:
Receivables and contract assets	(153,220)	(139,268)	(149,667)	(366,053)	(226,759)
Inventory	(10,079)	(31,112)	5,330	(58,177)	(11,629)
Deferred revenue	72,699	(84,648)	65,219	21,556	56,720
Accounts payable, accrued and other liabilities	23,555	12,564	53,775	44,730	10,243
Prepaid expenses and other assets	(29,133)	(64,845)	(10,938)	(116,713)	(2,528)
Net cash provided by (used in) operating activities	60,014	(91,704)	91,321	(5,896)	158,146
Cash flows from investing activities:
Purchases of investments	(251,876)	(714,693)	(124,425)	(2,045,738)	(615,414)
Business combinations, net of cash acquired	(19,000)	(3,809)	—	(22,809)	(237,796)
Proceeds from call, maturity, and sale of investments	887,902	354,843	193,968	1,644,556	858,326
Purchases of property and equipment	(26,635)	(22,953)	(26,472)	(74,450)	(53,984)
Other, net	(132)	80	—	(49)	34
Net cash used in investing activities	590,259	(386,532)	43,071	(498,490)	(48,834)
Cash flows from financing activities:
Net proceeds from equity offering	178,281	183,960	—	362,241	—
Proceeds from issuance of notes	—	—	—	1,750,000	—
Proceeds from options exercised	—	—	9,717	—	9,717
Principal payments for conversion of convertible debt	(19)	—	—	(407,472)	—
Payments to third-parties for debt issuance, amendment and repurchase activity	(2,153)	(525)	—	(26,888)	—
Income and payroll tax payments for net-settled stock awards	(16,796)	(187,800)	(17,430)	(209,631)	(22,325)
Other, net	(150)	—	—	(226)	—
Net cash provided by (used in) financing activities	159,163	(4,365)	(7,713)	1,468,024	(12,608)
Effect of exchange rate changes on cash and cash equivalents	(756)	5,305	2,161	5,741	75
Net increase (decrease) in cash and cash equivalents	808,680	(477,296)	128,840	969,379	96,779
Cash and cash equivalents and restricted cash, beginning of period	627,462	1,104,758	568,609	466,763	600,670
Cash and cash equivalents and restricted cash, end of period	$1,436,142	$627,462	$697,449	$1,436,142	$697,449

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2025	30 JUN 2025	30 SEP 2024	30 SEP 2025	30 SEP 2024
Net cash provided by (used in) operating activities	$60,014	$(91,704)	$91,321	$(5,896)	$158,146
Purchases of property and equipment	(26,635)	(22,953)	(26,472)	(74,450)	(53,984)
Free cash flow, a non-GAAP measure	33,379	(114,657)	64,849	(80,346)	104,162
Bond premium amortization	2,902	3,289	2,566	7,451	10,953
Net campus investment	355	653	882	1,524	2,373
Adjusted free cash flow, a non-GAAP measure	$36,636	$(110,715)	$68,297	$(71,371)	$117,488

AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	30 SEP 2025	31 DEC 2024
Cash and cash equivalents	$1,423,871	$454,844
Restricted cash	12,271	11,919
Short-term investments	952,786	333,235
Cash, cash equivalents, restricted cash and investments, net	2,388,928	799,998
Current portion of notes payable, principal amount	(282,528)	(690,000)
Long-term notes payable, principal amount	(1,750,000)	—
Total cash, cash equivalents, restricted cash and investments, net of notes payable	$356,400	$109,998